Changes to Fund Name, Investment Policies and Investment Objectives:

Effective March 3, 2014, the Fund changed its name from "PIMCO Strategic Global Government Fund, Inc." to "PIMCO Strategic Income Fund, Inc." The New York Stock Exchange ticker symbol for the Fund's common shares (RCS) remains the same. In connection with the name change, the Fund rescinded its non-fundamental investment policy to invest, under normal circumstances, at least 80% of its net assets and amounts borrowed for investment purposes in government securities. The Fund replaced this policy with a new non-fundamental policy to normally invest at least 80% of its net assets (plus any borrowings for investment purposes) in a combination of income-producing securities of non-corporate issuers, such as securities issued or guaranteed by the U.S. or foreign governments, mortgage-related and other asset-backed securities issued on a public or private basis, corporate debt obligations and other income-producing securities of varying maturities issued by U.S. or foreign (non-U.S.) corporations or other business entities, including emerging market issuers, and municipal securities.

Effective March 3, 2014, the Fund also rescinded (i) its non-fundamental policy to invest, under normal circumstances, at least 80% of its net assets plus amounts borrowed for investment purposes in securities of issuers located in not fewer than three different countries, including the United States; (ii) its non-fundamental policy to seek to "maintain a minimum average dollar-weighted credit quality rating of securities in its portfolio of AA by S&P or Aa by Moody's, or their equivalent"; and (iii) its secondary investment objective, which was to seek to maintain volatility in the net asset value of the common stock comparable to that of high-quality, intermediate-term U.S. debt securities.

To the extent the Fund increases its investments in non-government securities, including corporate and other income-producing securities, and lower-rated debt obligations, the Fund will be exposed to the risks associated with such investments to a greater extent. Investments in non-government securities will generally be subject to greater credit risk, issuer risk and counterparty risk than investments in government securities. Investments in lower rated and unrated securities present a greater risk of loss to principal and interest than higher rated securities. Debt securities of below investment grade quality are regarded as having predominantly speculative characteristics with respect to capacity to pay interest and to repay principal, and are commonly referred to as "high yield" securities or "junk bonds." Investments in asset-backed and mortgage-backed securities include additional risks that investors should be aware of including credit risk, prepayment risk, possible illiquidity and default, as well as increased susceptibility to adverse economic developments.